Exhibit 10.1
Sterling Chemicals, Inc.
2009 Bonus Plan
Eligibility:
          All of our salaried personnel (each, an “Eligible Employee”), whether exempt or non-exempt and including our President and Chief Executive Officer and our Senior Vice Presidents (our “Executives”), are eligible to receive cash bonuses under our 2009 Bonus Plan. In order to be paid a bonus, an Eligible Employee must be employed by us at the time bonuses are paid, unless the Eligible Employee has retired, died or become disabled, in which event a pro rata bonus payment will be made based on full months of service for the relevant year.
Payment Structure:
          Under our 2009 Bonus Plan, the amount of bonus potentially payable to each of our Eligible Employees for any year is determined by the Eligible Employee’s Bonus Target and performance during that year relative to corporate goals and individual goals. An Eligible Employee’s “Bonus Target” is a stated percentage of the Eligible Employee’s annual base salary (set by our Compensation Committee or our Board of Directors in the case of our Executives and by our Human Resources & Administration Department in the case of all of our other Eligible Employees). The maximum amount of bonus that can be earned by an Eligible Employee for any year is 100% of his or her Bonus Target for performance relative to corporate goals and 100% of his or her Bonus Target for performance relative to individual goals.
          The corporate goals under our 2009 Bonus Plan are based on:
•	the number of Employee OSHA recordable injuries experienced during the year;

•	the number of Contractor OSHA recordable injuries experienced during the year;

•	the number of environmental and process safety management incidents experienced during the year (subject to meeting all process safety management regulations); and

•	the amount of “Adjusted EBITDA” earned during the year.

Our Board of Directors has set threshold, target and maximum goals for each of these categories for performance in 2009 as follows:

Goal	Threshold		Target		Maximum

Employee OSHA Recordable Injuries	2		1		0		10%
Contractor OSHA Recordable Injuries	2		1		0		10%
Environmental and Process Safety Incidents(1)	3		2		1		10%
Adjusted EBITDA(2)	$6.6	M	$7.7	M	$20.5	M	70%

(1)	•	Environmental Incident defined as:
-	A release of chemicals that results in a Superfund reportable event;

-	Any other environmental incident that requires immediate notification to state or federal agencies (e.g., fire/explosion with potential impact outside the facility); or

-	A violation resulting in a Notice of Enforcement that is not resolved administratively.
•	Process Safety Incident defined as an incident in which a significant fire, explosion, chemical release or injury occurred due to the direct involvement of a chemical process. This includes a fire or explosion causing more than $50K in direct cost to Sterling, a chemical release to the environment which impacts the community or a serious injury attributed to such an event resulting in at least one lost work day.

•	All Process Safety Management regulations must be met to qualify.

•	All incidents caused by Acts of God are excluded.

(2)	Adjusted EBITDA defined as EBITDA excluding EBITDA excluding impact of severance, bonus expense, benefit plan curtailments, preferred stock-related expenses, legal settlements or judgments and specified legal and transactional costs.
          At the end of each calendar year, the amount of bonus potentially payable to each Eligible Employee for performance relative to corporate goals is determined by multiplying that Eligible Employee’s Bonus Target times the aggregate percentage earned during that year for performance against corporate goals times 50%. The aggregate percentage is determined using the table above with the relevant percentage from the table being multiplied by 0.5 if Threshold level is achieved, 1.0 if Target level is achieved and 2.0 if Maximum level is achieved. Performance relative to Adjusted EBITDA goals that is in between the established levels is prorated on a straight line basis. As an example, if an Eligible Employee has a base salary of $100,000 and Bonus Target of 20% and we achieved Target level for Adjusted EBITDA and Maximum level for Employee OSHA Recordable Injuries, Contractor OSHA Reportable Injuries and Environmental and Process Safety Incidents, the Eligible Employee’s potential bonus for performance relative to corporate goals would be:

•	$100,000 times 20% (or $20,000) times aggregate percentage earned during the year times 0.5 with the aggregate percentage being:

Employee OSHA Recordable Injuries	20% (10% @ 2X = 20%)
Contractor OSHA Recordable Injuries	20% (10% @ 2X = 20%)
Environmental and Process Safety Incidents	20% (10% @ 2X = 20%)
Adjusted EBITDA	70% (70% @ 1X = 70%)
Aggregate Percentage	130%
As a result, the bonus for the Eligible Employee in the example for performance relative to corporate goals would be $20,000 times 130% times 0.5, or $13,000.
          The bonus potentially payable to each Eligible Employee under our 2009 Bonus Plan for performance relative to individual goals is determined by that Eligible Employee’s performance against his or her individual performance metrics (set for 2009 by our Board of Directors in the case of our Executives and by our Executives in the case of all of our other Eligible Employees) using the same calculation principles as are used for performance relative to corporate goals.
Payment.
          At the end of each year, each Eligible Employee’s performance under his or her individual goals will be determined, our performance under the Employee OSHA Recordable Injuries, Contractor OSHA Recordable Injuries, and Environmental and Process Safety Incidents goals will be determined and our financial statements will be audited and presented to our Audit Committee for approval. The results of the audit will determine the amount of Adjusted EBITDA earned during that year and, consequently, a portion of the maximum amount of the bonuses to be paid under our 2009 Bonus Plan for performance relative to corporate goals. Once our Audit Committee has approved the audit for the year, bonus amounts for each Eligible Employee for that year will be determined, and the bonus payments will be made in any event on or before March 14. Bonuses are paid in a single lump sum after all taxes have been withheld. The payment of a bonus does not, however, affect the Eligible Employee’s base pay in any manner and has no impact on the amount or level of benefits under any of our other benefit plans.
Payment Reductions.
          The amount of bonus paid to an Eligible Employee under our 2009 Bonus Plan assumes continued employment with us in active status throughout the year. For purposes of our 2009 Bonus Plan, active status is made up of regular hours worked, vacation time, jury duty, service as a witness under court subpoena, funeral leave and military leave. Non-active status includes all other absences from work for any reason, including illness, injury, personal business, doctor’s appointment, excused absence, family illness, leave of absences and personal leave, etc. Once the amount of bonus to be paid to each Eligible Employee is determined, an Eligible Employee’s bonus may be reduced if the Eligible Employee has accumulated absences totaling at least 44 working days (352 hours for shift workers) during the year for which the bonus is being paid. The amount of reduction will be 16.67% for the first 44 working days of non-active status plus an additional 8.33% reduction for each additional 22 working days of non-active status during the year for which the bonus is being paid. The amounts of bonuses paid to Eligible Employees may also be reduced by the Executives or our Board of Directors or Compensation Committee for various business considerations.
          The amount of bonus paid to any Eligible Employee who was hired after July 1 of the year for which the bonus is being paid will be pro rated based on the number of full months of service during that year. The amount of bonus paid to any Eligible Employee who became eligible under our 2009 Bonus Plan in the first half of the year due to a promotion or change in job classification or being hired will not be pro rated due to such promotion, job reclassification or hiring (i.e., all months of service with us during that year will be treated as if they were performed in the Eligible Employee’s most recent position).